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                                          EXHIBIT 99

               [FIRST FEDERAL FINANCIAL SERVICES CORP LETTERHEAD]

FOR IMMEDIATE RELEASE - FEBRUARY 9, 1998

                              N E W S  R E L E A S E


Gary G. Clark                                      Francis A. Bonadio
Chairman                                           President
FirstFederal Financial Services Corp               First Shenango Bancorp, Inc.
135 East Liberty Street                            25 North Mill Street
Wooster, OH 44691                                  New Castle, PA 16101
(330) 264-8001                                     (412) 654-6605

                    FIRSTFEDERAL FINANCIAL SERVICES CORP AND
          FIRST SHENANGO BANCORP, INC. SIGN DEFINITIVE MERGER AGREEMENT

        Wooster, Ohio and New Castle, Pennsylvania- FirstFederal Financial Services Corp (Nasdaq: "FFSW", "FFSWO") and First Shenango Bancorp, Inc. (Nasdaq: "SHEN") jointly announced today the signing of a definitive agreement for the affiliation of First Shenango with FirstFederal Financial. First Shenango's wholly-owned subsidiary, First Federal Savings Bank of New Castle, is expected to become a separate operating subsidiary of FirstFederal Financial and operate under its current name and banking charter.

        Under the terms of the agreement, FirstFederal Financial will exchange
1.143 shares of its common stock for each of the 2,069,007 outstanding shares of First Shenango stock and 109,074 outstanding options. Based on the closing price of FirstFederal Financial on February 6, 1998 of $41.75, the transaction would be valued at approximately $103.9 million, or $47.72 per share of First Shenango stock. The merger, which will be accounted for as a pooling of interests, is expected to be consummated in the third quarter, pending First Shenango and FirstFederal Financial shareholder

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approval, regulatory approval and other customary conditions of closing. The transaction is expected to be a tax-free reorganization for federal income tax purposes.

        First Shenango has four banking offices in Lawrence County, Pennsylvania. At December 31, 1997, First Shenango had total assets of $375.0 million, deposits of $275.2 million and shareholders' equity of $47.9 million. First Shenango reported net income of $4.6 million for the year ended December 31, 1997 with a return on average assets of 1.15% and a return on average equity of 10.20%.

        Gary G. Clark, Chairman and Chief Executive Officer of FirstFederal Financial, stated, "This affiliation is consistent with our previous stated growth plans and is a logical and attractive opportunity for FirstFederal Financial. We are impressed with the way in which the management and Board of Directors has operated First Shenango and served their communities over the years. First Shenango is a great community savings bank with a strong reputation for providing exceptional customer service. It is a natural market extension to our existing franchise in Ohio and allows us to expand into a market that is culturally and demographically similar to our existing markets. We look forward to welcoming the First Shenango customers and employees."

        Clark continued, "FirstFederal Financial will benefit from First Shenango's strong capital position and its attractive funding base. We expect to be able to enhance First Shenango's net interest margin and achieve cost savings of 20% of First Shenango's operating expenses. We expect the transaction to be neutral to FirstFederal Financial's earnings per share in the first full year."

        Robert H. Carlson, Chairman of First Shenango, commented, "In FirstFederal Financial we found local community bankers of a like business philosophy who are both intensely focused on satisfying customers' financial needs and maintaining strong commitments to the communities they

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serve. Also, FirstFederal has demonstrated an outstanding track record in building shareholder value. We have built a strong franchise and are excited to be affiliating with FirstFederal Financial.

        Francis A. Bonadio, President and Chief Executive Officer of First Shenango, stated, "We believe that this transaction will benefit our shareholders, customers, employees and community. Having FirstFederal Financial stock will enhance the liquidity for our shareholders. Also, our customers can expect us to offer additional banking products and services, and our employees can grow and prosper as part of a larger company. As part of FirstFederal Financial, we will be in a stronger competitive position in the years ahead."

        FirstFederal Financial Services Corp operates in two business segments: community banking and specialty finance. The community banking segment consists of Signal Bank N.A., with 26 full service offices and three limited service facilities serving north central Ohio, and Summit Bank N.A. with two offices in Summit County, Ohio. The specialty finance segment consists primarily of Mobile Consultants Inc., a broker and servicer of manufactured housing finance contracts operating in 41 states. At its annual meeting in April, FirstFederal Financial expects to change its name to Signal Corp.

        McDonald & Company Securities, Inc. is serving as First Shenango's financial advisor and Keefe Bruyette & Woods, Inc. is serving as FirstFederal Financial's financial advisor in connection with the transaction.


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FORWARD LOOKING INFORMATION:

        THIS PRESENTATION CONTAINS CERTAIN ESTIMATES AND PROJECTIONS REGARDING THE COMBINED COMPANY FOLLOWING THE MERGER. THESE ESTIMATES AND PROJECTIONS CONSTITUTE FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995), WHICH INVOLVE SIGNIFICANT RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS. INTERNAL AND EXTERNAL FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO: (1) EXPECTED COST SAVINGS FROM THE MERGERS CANNOT BE FULLY REALIZED OR REALIZED WITHIN THE EXPECTED TIME FRAME; (2) REVENUES FOLLOWING MERGERS ARE LOWER THAN EXPECTED; (3) COMPETITIVE PRESSURES AMONG DEPOSITORY INSTITUTIONS INCREASE SIGNIFICANTLY; (4) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION; (5) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE NET INTEREST INCOME; (6) GENERAL ECONOMIC CONDITIONS DETERIORATE, EITHER NATIONALLY OR IN THE STATES IN WHICH THE COMBINED COMPANY WILL BE DOING BUSINESS; AND (7) LEGISLATION OR REGULATORY CHANGES ADVERSELY AFFECT THE BUSINESSES IN WHICH THE COMBINED COMPANY WOULD BE ENGAGED.


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              FIRSTFEDERAL FINANCIAL SERVICES CORP'S ACQUISITION OF
                          FIRST SHENANGO BANCORP, INC.

                               SUMMARY FACT SHEET

ANNOUNCEMENT DATE:     February 9, 1998

DEAL STRUCTURE:        Pooling of interests
                       Tax-free exchange
                       Due diligence completed
                       Definitive agreement signed
                       $3,000,000 break-up fee
                       First Shenango option to terminate
                       transaction if FirstFederal Financial's stock falls below $35.40 and underperforms the SNL Bank
                       Index.

TERMS: 1.143 shares of FirstFederal Financial common for each share of First Shenango.

TIMING: Subject to normal regulatory approval and shareholder approval by both companies.
                       Closing expected in third quarter 1998.

PRICING:               Purchase price per share (a)             $47.72
                       Price to book value (12/31/97)           206.3%
                       Price to 1997 EPS                        21.3x
                       Estimated transaction value (a)          $103.9 million
                       FirstFederal Financial shares issued     2,489,547

                       (a) based upon FirstFederal Financial's closing price on February 6, 1998 of $41.75.

TRANSACTION RATIONALE:

                o Logical expansion into complementary market with similar demographics.
                o First Shenango has the second leading market share in Lawrence
                  County with 20.4% of total deposits.
                o Source of stable low-cost core deposits.
                o Provides FirstFederal Financial with the ability to leverage costs of retail banking over a larger base.
                o FirstFederal Financial will have the opportunity to enhance
                  First Shenango's net interest margin through a reduction in First Shenango's liquidity levels and the introduction of commercial loan and deposit products.
                o Transaction is expected to be neutral to earnings per share in the first full year.

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      FIRSTFEDERAL FINANCIAL'S ACQUISITION OF FIRST SHENANGO BANCORP, INC.
                    PRO FORMA COMBINED FACT SHEET (UNAUDITED)
                                DECEMBER 31, 1997
                        ($ IN THOUSANDS EXCEPT PER SHARE)

                                             FIRSTFEDERAL      First Shenango           Pro Forma
                                             ------------      --------------           ----------
Total assets                                   $1,457,415            $374,971          $1,832,386
Loans receivable - net                          1,001,311             256,006           1,257,317
Deposits                                          981,675             275,221           1,256,896
Borrowings                                        347,243              47,725             394,968
Shareholders' equity                              104,735              47,862             152,597
Equity/assets                                       7.23%              12.76%               8.33%

Return on average assets (a)                        1.22%               1.15%               1.21%
Return on average common equity (a)                16.19%              10.20%              14.33%
Basic shares outstanding                        6,725,535           2,069,007           9,090,410
Diluted shares outstanding                      7,763,203           2,178,081          10,252,750
Book value per share                               $14.10              $23.13              $15.48
Market capitalization ($ millions) (b)             $324.1               $83.9              $428.1

Number of banking offices                              28                   4                  32




    (a) Year ended December 31, 1997. Pro Forma financials do not reflect merger synergies.
    (b) Based upon FirstFederal Financial's and First Shenango's closing prices on February 6, 1998.


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